INDEPENDENT AUDITORS' CONSENT
                          -----------------------------

The Board of Directors and Stockholders
CNB Bancshares, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to registration statement No. 333-46837 on Form S-4 of CNB Bancshares, Inc. of our report dated January 14, 1998, relating to the consolidated balance sheets of CNB Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 annual report on Form 10-K of CNB Bancshares, Inc.

                                  KPMG Peat Marwick LLP

St. Louis Missouri
April 28, 1998